Exhibit 5.1

TranSwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

September 25, 2003

RE:	Registration Statements on Form S-3 for TranSwitch Corporation

Ladies and Gentlemen:

We are counsel to TranSwitch Corporation, a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation and filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration by the Company of $4,000,000 principal amount of its 5.45% Convertible Plus Cash NotesSM due September 30, 2007 (the “Plus Cash Notes”) that the Company will offer for cash to holders of its existing 4½% Convertible Notes due 2005 (the “Existing Notes”). The Plus Cash Notes will be issued under an Indenture (the “Indenture”) by and between the Company and U.S. Bank National Association (“U.S. Bank”), as trustee. U.S. Bancorp Piper Jaffray, Inc. (“Piper Jaffray”) is acting as the placement agent under the Placement Agreement by and between Piper Jaffray and the Company dated August 27, 2003 (the “Placement Agreement”). The Indenture and the Placement Agreement are filed as Exhibits 4.2 and 1.2, respectively, to the Company’s Registration Statement on Form S-3 (File No. 333-105332), as amended (the “Original Registration Statement”).

The Registration Statement also relates to the registration by the Company of shares of its common stock, $.001 par value per share (the “Common Stock”), issuable as contemplated by the terms of the Indenture and the Plus Cash Notes as follows: (i) a fixed number of shares of Common Stock may be issued upon conversion of the Plus Cash Notes at the option of the holder (the “Base Shares”); (ii) shares of Common Stock may be issued if the Company elects to issue Common Stock in lieu of a fixed cash amount, called the plus cash amount, that would otherwise be payable by the Company upon conversion of the Plus Cash Notes at the option of the holder (the “Plus Cash Shares”); (iii) shares of Common Stock may be issued if the Company elects to issue Common Stock in lieu of cash as payment of interest otherwise payable by the Company on the Plus Cash Notes (the “Interest Shares”); and (iv) shares of Common Stock may be issued if the Company elects to automatically convert the Plus Cash Notes into Base Shares and the plus cash amount, and additional shares of Common Stock may be issued if the Company elects to issue Common Stock in lieu of the plus cash amount (collectively, the “Auto-Conversion Shares”).

Based upon such investigation as we have deemed necessary for these purposes, we are of the opinion that:

1. Upon the effectiveness of the Registration Statement in accordance with Rule 462(b) under the Securities Act and when the Plus Cash Notes shall have been duly executed, authenticated, delivered and dated in accordance with the Indenture and issued and sold in the manner described in the Registration Statement, the Plus Cash Notes will be legally issued and will be binding obligations of the Company under the laws of the State of New York, enforceable against the Company in accordance with their terms.

2. Upon the effectiveness of the Registration Statement in accordance with Rule 462(b) under the Securities Act and when any of the Base Shares or Plus Cash Shares, as the case may be, shall have been issued in accordance with the Indenture upon conversion of the Plus Cash Notes, the Base Shares and Plus Cash Shares, as the case may be, so issued shall be legally issued, fully paid and nonassessable.

TranSwitch Corporation

September 25, 2003

3. When any of the Interest Shares shall have been issued in accordance with the Indenture in lieu of cash as payment of interest otherwise payable by the Company on the Plus Cash Notes, the Interest Shares so issued shall be legally issued, fully paid and nonassessable.

4. When any of the Auto-Conversion Shares shall have been issued in accordance with the Indenture if the Company elects to automatically convert the Plus Cash Notes, the Auto-Conversion Shares so issued shall be legally issued, fully paid and nonassessable.

In rendering these opinions, as to all matters of fact relevant to these opinions, we have assumed the completeness and accuracy of, and are relying solely upon, the representations, warranties and agreements of the Company set forth in the Indenture and the Placement Agreement and the statements set forth in certificates of public officials and officers of the Company, without making any independent investigation or inquiry with respect to the completeness or accuracy of such representations, warranties, agreements or statements.

We assume that the Indenture has been duly authorized, executed and delivered by U.S. Bank, as trustee, and that U.S. Bank has all requisite legal capacity, power and authority and has taken all necessary action to effect the transactions contemplated by the Indenture.

The opinions expressed herein are qualified to the extent that the validity, binding effect or enforceability of any provision of any of the agreements, documents or obligations referred to herein may be subject to or affected by (i) applicable bankruptcy, insolvency, equitable subordination, preference, fraudulent conveyance or transfer, reorganization, moratorium, debt recharacterization or other similar laws relating to or affecting the rights and remedies of creditors generally or (ii) general equitable principals. We do not express any opinion herein as to the availability of any equitable remedy or of injunctive relief upon breach of any of the agreements, documents or obligations referred to herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Original Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

Testa, Hurwitz & Thibeault, LLP

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